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                                                                   Exhibit 10.15

                        PRODUCTS USE AND GENERAL SERVICES

                                    AGREEMENT


         This Agreement dated as of this 1st day of August, 1994 is entered into by and between Clear with Computors, Inc., 1983 Premiere Drive, P.O. Box 4459 Mankato, Minnesota, 56002-4459, a corporation of the State of Minnesota, hereinafter called "CWC", and General Motors Corporation, 3044 West Grand Boulevard, Detroit, Michigan 48202, a corporation of the State of Delaware, hereinafter referred to as "GM".

         WHEREAS GM has heretofore acquired the services of CWC in developing electronic sales and training systems.

         WHEREAS CWC is now willing to develop, and GM is willing to procure, an electronic sales and training system known as GM PROSPEC and related Products and Services pursuant to the terms and conditions of this Agreement.

         NOW THEREFORE, in consideration of the premises, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by CWC and GM, it is hereby agreed as follows:

1. DEFINITIONS. The following terms shall have the indicated meanings when used with initial capital letters in this Agreement or any Statements of Work entered into hereunder.

         (a) "APPLICABLE SPECIFICATIONS" shall mean the functional, performance, operational and compatibility characteristics of the Product(s) as more fully set forth in the Statement of Work.

         (b) "ACCEPTANCE DATE" shall mean the date when all necessary Documentation has been received, and the Product(s) have successfully completed any relevant "Acceptance Test(s)" conducted pursuant to a Statement of Work.

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         (c)      "ACCEPTANCE TESTS" shall mean the tests developed in
                  accordance with a Statement of Work used to demonstrate that the Products perform in accordance with the Applicable Specifications.

         (d) "GM PROSPEC" shall mean the GM Sales Assistance Manager Product as more fully described in the Statement of Work.

         (e) "PRODUCTS" shall mean GM PROSPEC and such other computer programs including, where applicable, object code (including micro-code), source code, Documentation and any refinements, enhancements, modifications, revisions, derivative works, updates or releases related thereto, provided by CWC pursuant to this Agreement.

         (f) "DOCUMENTATION" shall mean Applicable Specifications, user manuals, training materials, product descriptions, technical manuals and supporting materials, and other printed information relating to the Products, whether fully or partially completed or distributed in print, electronic, or video format, provided by CWC pursuant to this Agreement.

         (g) "SERVICES" shall include, but not be limited to, consulting, development, installation, training, support and maintenance services, as the case may be, provided or to be provided by CWC as more fully described in a Statement of Work.

         (h) "STATEMENT(S) OF WORK" shall mean the documents substantially in the format contained in Exhibit 1(h) which are mutually agreed upon by the parties describing the detailed obligations of the parties with respect to a Project.

         (i) "PROJECT" shall mean an undertaking by CWC to develop a Product(s) for GM.

         (j) "COMPETITOR OF GM" shall be any entity doing business as a motor vehicle manufacturer, assembler, or distributor anywhere in North America, which entity, if required to report same, would report revenues in any Standard Industrial Classification Industry code or product class code published by the Census Bureau ("SIC Code") in which GM is then reporting revenues in the area of motor vehicle manufacturing and assembly. As of the effective date of this Agreement GM is reporting revenues in the following SIC Codes in the area of

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                  motor vehicle manufacturing and assembly (37111, 37116, 37117,
                  37118, 37119, 5012). Provided that the companies listed on
                  Exhibit 1(j) which are current clients of CWC reporting revenues in SIC Code 37117, 37118, and 37119 shall not be considered Competitors of GM for the medium and heavy duty truck business covered by those SIC codes.

         (k) "AUTHORIZED PURCHASING PERSONNEL" shall mean the members of GM's Worldwide Purchasing and does not include GM's Project Manager and, with respect to CWC, an executive identified by CWC other than the CWC Project Manager.

         (l) "PURCHASE ORDER" shall mean an order by GM which includes terms and pricing which have been negotiated by Authorized Purchasing Personnel of GM and CWC and references this Agreement and a Statement of Work, and shall be effective upon execution by a CWC Authorized Purchasing Personnel. "Purchase Order" does not include any preprinted terms not expressly negotiated by the parties and reference to this Agreement on an Purchase Order shall be deemed to delete all standard terms and conditions of GM's purchase order form, if such form is used to transmit an Purchase Order, and all standard terms and conditions found on CWC's acknowledgement form, if such form is used to acknowledge a Purchase Order.

         (m) "PROPRIETARY INFORMATION" shall mean information that relates to the subject matter of this Agreement (i) which is in written or other tangible form and is clearly and conspicuously marked as confidential and proprietary or its equivalent by the party which provides it to the other party, or (ii) if disclosed in oral, visual or other non-written form, is reduced to writing by the disclosing party and transmitted to the recipient party, clearly and conspicuously marked as confidential and proprietary within thirty (30) days after such disclosure.

         (n) "ORIGINAL INTENDED PURPOSE" shall mean the use of the Product(s) for the purpose of helping Users learn about, sell and/or buy products manufactured, distributed or sold by GM.

         (o) "USER(S)" shall mean any GM employee, dealer, dealer salesperson, customer, vendor or supplier who is authorized under this Agreement to use Product(s) and who is operating at retail, wholesale or any other level of distribution and

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                  is marketing, selling and/or buying products manufactured, distributed or sold by GM.

         (p) "DATA" means product data, algorithms or other product information provided by GM for incorporation into Product(s).

2.       SCOPE OF AGREEMENT AND ORDER OF PRECEDENCE

         (a) SCOPE OF THIS AGREEMENT. This Agreement embodies the terms and conditions negotiated by the parties which shall apply to each Purchase Order or Statement of Work placed hereunder.

         (b) ORDER OF PRECEDENCE. The parties intend that the provisions of each Statement of Work and Purchase Order will be consistent with those contained in this Agreement. However, in the event such construction is not possible, the terms and conditions of this Agreement shall prevail over those in the Statement of Work (except where this Agreement has specifically stated that the Statement of Work takes precedence) or Purchase Order and the terms and conditions of a Statement of Work shall prevail over those in a Purchase Order unless the conflicting provision: in a Statement of Work or Purchase Order expressly references the provision herein or in a Statement of Work to be superseded or modified, and unless such Statement of Work or Purchase Order has been signed by both GM and CWC Authorized Purchasing Personnel.

3.       PROVISION OF PRODUCTS AND SERVICES.

         (a) GENERAL. CWC understands and acknowledges that any GM entity may obtain Products and Services in accordance with this Agreement.

         (b) TIME AND MATERIALS SERVICES. Subject to a Statement of Work, if available from CWC, GM may obtain on a time and materials basis from CWC certain consulting, development and other Services (excluding maintenance and support Services) agreed upon by the parties in accordance with the following terms and conditions:

                  (i) GM may specify on a Purchase Order the number and names or skill levels of CWC employees ("Employees") required to perform Services.

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                           In the event GM requests replacement of an Employee
                           or a proposed Employee, CWC shall, within ten (10) working days of receipt of such notification from GM, provide a substitute Employee of sufficient skill, and training to perform the applicable Services. In the event GM requests replacement of any Employee within the first ten (10) days of such Employee's commencement of Services, GM shall not be required to pay for Services provided by such Employee and CWC shall refund to GM all amounts paid for such Employee's Services. If GM otherwise requests replacement of an Employee, GM shall not be required to pay for and shall be entitled to a refund of any sums paid to CWC for such Employee's Services from the date of GM's requested replacement of such Employee.

                  (ii) CWC shall not replace any Employee, who has been designated as a key Employee by GM ("Key Employee") then currently performing Services without GM's consent until the Statement of Work or Purchase Order pursuant to which such Key Employee is providing Services expires or is terminated. Notwithstanding the foregoing, CWC may replace any Key Employee for reasons relating to the Employee's termination with CWC, promotion, illness, death, or causes beyond CWC's control.


                  (iii) GM shall reimburse CWC for the reasonable direct expenses (excluding overhead and fringe benefits) of its Employees incurred in the performance of Services if requested in advance and approved by GM. Expenses related to travel, lodging, and meals shall be reimbursed in accordance with GM's guidelines for its own employees, as set forth in Exhibit 3(b)(iii) [See Note].


                  (iv) CWC shall maintain records, for a period of three (3) years following the performance of time and materials Services, which adequately substantiate the applicability and accuracy of charges for such Services and related expenses to GM and shall, upon receipt of reasonable advance notice from GM, produce such records for audit by GM.

                  (v) Purchase Orders for Services provided or to be provided under this Section may be canceled with a thirty (30) day notice without charge or penalty, upon written notice to CWC.





[Note: The referenced exhibit was never attached to this agreement, is not part of this contract, and therefore has not been filed with this exhibit.]




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         (c)      SERVICES IN GENERAL. In connection with the performance of any
                  Services pursuant to this Agreement:

                  (i) CWC warrants and agrees that Employees shall have sufficient skill, knowledge, and training to perform the Services and that the Services shall be performed in a professional and workmanlike manner in accordance with the highest reasonable commercially applicable standards of the computer software development industry.

                  (ii) Employees performing Services in the United States must be United States citizens or lawfully admitted in the United States for permanent residence or lawfully admitted in the United States holding a visa authorizing the performance of Services on behalf of CWC.

                  (iii) CWC shall require all persons providing Services on behalf of CWC, when at a GM location, to comply with all applicable regulations and policies of GM including, but not limited to, security regulations.

                  (iv) CWC shall provide for and pay the compensation and other benefits of Employees including, but not limited to, salary, health, accident and workers' compensation benefits and shall pay all taxes and contributions which an employer is required to pay relating to the employment of employees.

         (d) TIME OF PERFORMANCE. To the extent provided in a Statement of Work, time is hereby expressly made of the essence with respect to the specific items so provided for in the Statement of Work. Therefore, to the extent necessary with respect to a specific project, GM and CWC shall consider the use of liquidated damages to help ensure timely performance.

4. PROJECT MANAGEMENT. For each Project, CWC and GM shall each designate a project manager (the "Project Managers") who shall have the responsibilities set forth herein and otherwise agreed upon by the parties in the Statement of Work. Each Project Manager shall be responsible for providing timely management decisions as required or requested relating to the Project. The CWC Project Manager shall provide to the GM Project Manager a written report of the status of the Project as set forth in the

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         Statement of Work. GM may also designate Divisional Representatives to work with CWC on a specific Project.

5. APPROVAL OF DELIVERABLES. The CWC Project Manager shall submit each item or task to be performed by CWC which must be approved by GM or performed to the satisfaction of GM ("Deliverable") to the GM Project Manager on or before the mutually agreed delivery date. within the time frame mutually agreed upon by the parties in the Statement Of work, GM shall approve or disapprove the Deliverable by providing written notice to CWC. Any disapproval shall describe the ways in which the Deliverable is unacceptable to GM and what corrections or improvements are required by GM. CWC shall resubmit the Deliverable to GM for approval as set forth herein, modified in accordance with GM's directions, within the mutually established cure period. GM may extend the period of time for resubmission of the Deliverable if CWC submits a written request setting forth the specific reasons why CWC cannot comply with the requirements together with a schedule of when CWC will be able to resubmit the Deliverable. The parties agree that in order to expedite the approval process, CWC may submit draft versions of a Deliverable prior to the required date for the informal comment of the GM Project Manager and any other relevant GM personnel. By approving a Deliverable, GM represents only that it has reviewed the Deliverable and detected no errors or omissions sufficient enough to warrant the withholding or denial of payment, if any, for such Deliverable. GM's approval of a Deliverable does not discharge CWC's obligation to provide a completed Product that as a whole conforms to the Applicable Specifications.

6.       ACCEPTANCE OF PRODUCT(S).

         (a) DELIVERY AND INSTALLATION. Immediately upon the completion of each phase of a Project excluding maintenance services enumerated and described in the Statements of Work, CWC shall deliver the Product(s) and/or deliver all Documentation and other materials required to be provided under such phase including the Program Report provided for in Section 4 hereof). CWC shall notify GM when products are ready for testing by GM.

         (b) ACCEPTANCE TESTS. Within the time frame as set forth in the Statement of Work after receipt of such notice, GM shall perform the Acceptance Tests of the Product(s). In addition, if applicable, upon completion of final phase of a Project, the Acceptance Tests shall be performed on all products comprising a

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                  Project as a whole in order to determine whether the
                  integration of the Product(s) and any necessary equipment meets the Applicable Specifications and Acceptance Test completion criteria for the Project set forth in the Statement of Work and operates with internal consistency. If the Products fail to meet any applicable Acceptance Tests, GM shall forthwith notify CWC, and CWC shall, within the time period set forth in the Statement of Work hereto, modify or improve the Product(s) delivered to GM to ensure that the Product(s) and the Project as a whole meet the Acceptance Tests. GM shall thereafter have an additional test period of equal duration to reconduct the Acceptance Tests. After a reasonable number of acceptance tests failure of the Product(s) to meet the aforesaid specifications and performance standards after the additional set of Acceptance Tests shall constitute a default by CWC under Section 14 hereof.

         (c) ACCEPTANCE. GM shall notify CWC upon the Acceptance Date which shall constitute Acceptance of the Products.

7.       CHARGES, PRICES, AND FEES FOR PRODUCTS AND SERVICES.

         (a) DETERMINATION. Charges, prices, and fees ("Charges") and discounts, if any, for Products and Services related to each Project shall be determined as set forth in the applicable Statement of Work, in a Purchase Order, or as otherwise agreed upon by the parties, unless modified as set forth herein, in no event shall Charges exceed CWC's then current established Charges.

         (b) MODIFICATION TO CHARGES. Except as otherwise provided in the Statement of Work, CWC shall provide to GM at least sixty (60) days' prior written notice of a change in an established Charge for Products or Services.

                  (i) Except as otherwise set forth herein, any increase in a Charge 9a) shall not occur during the first twelve
                           (12) months of this Agreement, during the term of the applicable Purchase Order or during the specified period for performance of Services, whichever period is longer, or occur more than once annually thereafter, and (b) shall not exceed the percent increase in the Consumer Price Index, U.S. city Average, All Items published by the Bureau of Labor Statistics of the United States

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                           Department of Labor "CPI" during the most recent
                           calendar year for which the CPI is available.

                  (ii) All Purchase Orders issued by GM prior to the end of the required notice period will be honored at the then current Charges so long as the scheduled delivery date of the applicable Products or Services is within ninety (90) days after the effective date of the increase.

         If CWC's established Charge on the scheduled delivery date is lower than the established Charge for such Product or Service stated in the applicable Purchase Order, then GM shall be entitled to obtain such Product or Service at such lower Charge, less any applicable discount.

         (c) PAYMENT. Payment by GM of the purchase price of Products or Services for each Project shall be made to CWC in accordance with the applicable Statement of Work. Provided, however, that all payments for Product development Services shall be made to CWC only upon successful completion of milestones and/or deliverables for a Project, unless the GM Authorized Purchasing Personnel specifically agrees otherwise. Payment terms are Net 25th Prox. and payment will be made by Electronic Data Interchange to the extent CWC qualifies for such in accordance with GM" established policies and procedures.

         (d) INVOICES. A "correct" invoice shall contain (i) CWC's name and invoice date, (ii) the specific Purchase Order number, (iii) description, price, and quantity of the Products or Services actually delivered or rendered, (iv) credits (if applicable),
                  (v) name (where applicable), title, phone number, and complete mailing address of responsible official to whom payment is to be sent. A correct invoice must be submitted to the appropriate invoice address listed on the Purchase Order.

         (e) TAXES. Unless GM provides CWC with a valid tax exemption number or as otherwise provided herein, GM shall pay directly or reimburse CWC for all taxes, assessments, permits, and fees, however designated, which are levied upon this Agreement or the Products and Services, or their use, excluding franchise taxes and taxes based upon CWC's income.

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         (f)      RIGHT TO AUDIT. CWC hereby grants to the GM Audit Staff or independent Auditors a right to audit direct labor hours and expenses related to work authorized under this Agreement. CWC shall maintain a separate account which shall be subject to such audit by GM at any time during the progress of work and after completion of work upon two (2) business days notice. CWC further agrees to maintain the records in a manner to facilitate an audit and agrees that such audit may be used as a basis for settlement of charges for work authorized under this Agreement.

8. PROVISION OF MOST FAVORABLE TERMS. Except as otherwise agreed in a Statement of Work or in a fixed price contract, CWC warrants and agrees that each of the Charges, terms, warranties, or benefits granted to GM pursuant to this Agreement or in any Purchase Order are comparable to or better than the equivalent Change, term, warranty, or benefit being offered by CWC to any customer of CWC for similar services under similar conditions. If CWC shall enter into arrangements with any customer of CWC (except the United States Government) providing for such similar more favorable Charges, terms, warranties, or benefits, then this Agreement or the applicable Purchase Order or Statement of Work shall thereupon be deemed amended to incorporate the more favorable Charges, terms, warranties, or benefits and CWC shall immediately notify GM of such more favorable Charges, terms, warranties, or benefits.

9.       CHANGE ORDERS.

         (a) CHANGE REQUESTS. The GM Project Manager shall immediately notify the CWC Project Manager in writing of changes that will expand or reduce the scope of a Purchase Order or alter the Applicable Specifications. CWC Authorized Purchasing Personnel shall notify GM Authorized Purchasing Personnel in writing as soon as practicable of technical problems/events/new information/program changes that could result in an increase or decrease in costs or dates. A log of such change requests is to be maintained by the CWC Project Manager and the GM Project Manager.

         (b) IMPLEMENTING CHANGES. If GM and CWC desire to make such changes described above, CWC Authorized Purchasing Personnel will document the change and provide a written proposal for incorporating the change with supporting information to the GM Authorized Purchasing Personnel for

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                  consideration. Approval of both GM and CWC Authorized
                  Purchasing Personnel must be obtained in writing in order to implement the changes necessitating the changes in costs, changes in schedules, or changes to Deliverables. The Statement of Work will be amended by GM and CWC Authorized Purchasing Personnel to reflect the agreed upon changes. No agreements or actions communicated during a technical contact shall change the responsibilities, cost, schedules, or requirements of the Statement of Work to either party, unless reduced in writing and signed by both GM and CWC Authorized Purchasing Personnel.

10. NONCOMPETITION. During the performance of this Agreement, CWC agrees not to perform any Services or provide any Product(s), directly or indirectly through third parties, for any Competitor of GM, unless bidding for Products or Services against other suppliers who are not so constrained.

11.      LICENSE OF PRODUCT(S); OWNERSHIP OF DOCUMENTATION.

         (a) Upon Acceptance of the Product(s) by GM, CWC will grant to GM an exclusive, perpetual, irrevocable, non-transferable, worldwide, royalty free, paid-up, license to use, modify or permit others to do so, and create derivative works for GM to use but only for the Original Intended Purpose under any patents, copyrights, or other proprietary rights of CWC.

         (b) GM acknowledges and agrees that the Product(s) shall be and remain the property of CWC and that this Agreement grants GM no title or rights of ownership in the Products except as set forth herein. GM further agrees that selected subroutines and modules contained within the Products are, and will continue to be, used by other CWC customers, and said subroutines and modules shall be considered nonexclusive to GM.


         (c) Transfer of Products. The rights and license granted to GM hereunder may not be assigned, subleased, sold, offered for sale, disposed of, encumbered or mortgaged, except in the event that CWC shall cease directly licensing Users, in which case CWC hereby grants to GM the right to sublicense the executable version of the Products to Users pursuant to the terms and conditions attached hereto as Exhibit 11(c) [See Note]; provided that each User signs such agreement prior to their receipt of the Product.


                                      -11-


                  [Note: The referenced exhibit was never attached to this agreement, is not part of the contract and therefore has not been filed with this exhibit.]

         (d) Overseas Use. Ninety (90) days before the distribution of the Products in any non-U.S. country, GM shall notify CWC so that CWC can (i) approve of distributing the Products in the non-U.S. country and (ii) obtain review if appropriate by counsel in the non-U.S.country of this Agreement or the applicable Statement of Work.

                  CWC may require changes in this Agreement or the applicable Statement of Work from time to time or with respect to use in a particular country.

(e)      Provision of Source Code.

         (i) Within thirty (30) days of the Acceptance Date for a Product, CWC shall place with the GM Legal Staff one complete set of source code with associated documentation for the Product ("Source Materials"). The Source Materials shall include machine-readable, high level language code for the Product, as well as machine-readable listings, tables and references required to use the high level language code and shall be in the form of 3 1/2 inch floppy disks. CWC represents and warrants to GM that:

                  (1) the Source Materials constitute the source code and documentation for the Product licensed to GM pursuant to this Agreement or a Statement of Work; and

                  (2) the Source Materials are in a form suitable for reproduction by computer and/or photocopy equipment, and consist of a full source language statement of the program or programs comprising the Product and complete program maintenance documentation, including all flow charts, schematics and annotations which comprise the precoding detailed design specifications, and all other material necessary to allow a reasonably skilled third party programmer or analyst to maintain or enhance the Product without the help of any other person or reference to any other material. The Source Materials shall be delivered under seal for safekeeping to the GM Legal Staff at P.O. Box 33122, New Center One Building, 3031 West Grand Boulevard, Detroit, Michigan 48232. Source Materials shall not

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                           be made available to anyone outside the GM Legal
                           Staff unless and until the occurrence of a Triggering Event (as defined below). CWC agrees to update and maintain the Source Materials held in safekeeping to reflect all changes made thereto through maintenance, enhancements, revisions or otherwise. All such changes to the Source Materials shall also be delivered in the required form to the GM Legal Staff under seal.

         (ii) GM may break the seal and use the Source Materials five (5) days after written notice to CWC that the GM Legal Staff has made a finding that one of the following "Triggering Events" has occurred:

                  (1) it has established by clear and convincing evidence that CWC is unable to meet its material obligations to develop and/or maintain the Product(s) under any Statement of Work for a running period of thirty (30) days after notice to CWC in writing.

                  (2) CWC has been declared bankrupt, has voluntarily petitioned a court for relief under any bankruptcy laws, has been declared insolvent, has made an assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, becomes subject to any proceeding under any bankruptcy or insolvency law, whether domestic or foreign, or has wound up or liquidated its business voluntarily or otherwise and GM has compelling reasons to believe that such event(s) will cause CWC to fail to meet its obligations under this Agreement or a Statement of Work in the foreseeable future.

                  (3) after the applicable period of time identified in a Statement of Work, under which GM has contracted for CWC to provide maintenance, GM decides to use a party other than CWC to maintain the Product. In such event, CWC shall have the right of last refusal to match any lower bids received by GM for such maintenance services.

                  (4) the sale, assignment, or other transfer by CWC, without the prior written consent of GM, of such of CWC's rights in the Product

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                           as would prevent CWC from the discharge of its
                           obligations with respect to the performance of the Product under the Statement of Work; or

                  (5) the termination of this Agreement or the applicable Statement of Work for the Product by GM for CWC's material default. In the event that CWC shall contest any such finding by the GM Legal Staff, GM shall nevertheless have the use of the Source Materials as permitted herein, and the matter shall be immediately submitted to the dispute resolution procedures identified in Section 14 of this Agreement.

         (iii) GM shall retain a copy of the Source Materials as they existed when unsealed and shall use a copy of the Source Materials only to complete or maintain such Product as may be defined in an applicable Statement of Work or to cause such Product to be completed or maintained by a third party. In the event GM causes a third party to use the Source Materials, GM shall cause such third party to agree in writing that the Source Materials shall be maintained in confidence in accordance with the confidentiality provisions of this Agreement and shall be used only for the Original intended purpose. If GM uses the Source Materials or causes a third party to complete or maintain any Product, unless otherwise determined during dispute resolution proceedings requested by GM, CWC is relieved of all warranties, liabilities and indemnification provisions of this Agreement with respect to the Product to the extent such modifications are the cause of a warranty defect or infringement claim.

         (iv) Following release of the Source Materials as permitted above, GM shall seal the Source Materials as they existed when unsealed and as they exist after any modifications reflecting the permitted use and return them to the GM Legal Staff, where they shall be secured until dispute resolution proceedings, if any, shall determine the further use, if any, of the Source Materials.

12.      WARRANTIES. CWC hereby represents and warrants that:

         (a) CWC has not entered into agreements or commitments which are inconsistent with or conflict with the rights granted to GM herein;

         (b) Except for any security interest established by GM herein, the Products shall be free and clear of all liens and encumbrances, and GM shall be entitled to use the Products without disturbance;

         (c) Except as provided for in the Statement of Work, all Products shall comply with all applicable provisions of standards or draft standards issued by the international Standards Organization (ISO);

         (d) Each Product (i) shall be free from defects in manufacture, materials, and design, (ii) shall be manufactured in a good and workmanlike manner using a skilled staff fully qualified to perform their respective duties, and (iii) shall function properly under ordinary use and operate in conformance with its Applicable Specifications and Documentation or CWC shall repair or replace the defective Product at no charge to GM during any period when GM is making maintenance payments to CWC.

         (e) Where applicable as indicated in a Statement of Work, the Products are, and shall continue to be, data, program, and upward compatible with any other Products available or to be available from CWC so that data files created for a Product can be utilized without adaptation of the other Products and so that programs written for Products will operate on the other Products and not result in the need for alteration, emulation, or the loss of efficiency. Where applicable, as indicted in a Statement of Work each Product is, and shall continue t be, compatible with other Products provided by CWC and each Product contained within a Project shall be fully integrated, compatible, and operable with all other Products contained within the Project. CWC shall provide to GM at least ninety (90) days prior written notice to discontinue any Product. If the course of the evolution of the technology, conditions outside CWC's control limit CWC from compliance with the condition, GM will release CWC from its responsibility to meet this provision.

                  THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES WHETHER EXPRESSED, IMPLIED OR STATUTORY INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

13.      INDEMNIFICATION

         (a) Proprietary Rights Indemnification. If notified promptly in writing of any judicial action brought against GM based on an allegation that GM's use of the Products infringes any patent, copyright, trademark, mask work or any rights of a third party or constitutes misuse or misappropriation of a trade secret (Infringement), CWC will defend such action at its expense and will pay the costs and damages awarded in any such action or the cost of settling such action. CWC shall have sole control of the defense of any such action and all negotiations for its settlement or compromise. If notified promptly in writing of any informal claim (other than a judicial action) brought against GM based on an allegation that GM's use of the Products constitute Infringement, CWC will pay the costs associated with resolving such claim and will pay the settlement amount (if any), provided that CWC shall have sole control of the resolution of any such claim and all negotiations for its settlement. In the event a final injunction shall be obtained against GM's use of the Products by reason of infringement, or in CWC'

                  (i) procure for GM the right to continue to use the Products as contemplated hereunder, or

                  (ii) replace or modify the Products to make its use hereunder non-infringing while being capable of performing the same function. If neither option as reasonably available to CWC, then the applicable Purchase Order or relevant part of such Purchase Order may be terminated at the option of either party hereto without further obligation or liability other than as provided in Section 16 hereof, except as follows: (i) Periodic Payment License, CWC shall promptly refund to GM a monthly prorated amount of the prepaid fees for the unexplored portion of the applicable payment period; (ii) Lump Sum Payment License. CWC shall promptly refund to GM a sum equal to one thirty-sixth (1/36) or extension, if applicable, of the lump sum fee paid for each month remaining of a three (3) year period beginning from the Acceptance Date of the Products by GM, plus a pro rata amount of the prepaid charges for services for the period then in effect, if any, paid by GM.

                           GM shall have the right to participate in the defense of any such claim at its own expense through counsel of its choice.

                           CWC will not indemnify GM, however, if the claim of infringement is caused by (1) GM's misuse or modification of the Products, (2) GM's failure to use corrections or enhancements made available by CW, (3) GM's use of the Product in combination with any product or information not owned or developed by CWC,
                           (4) GM's distribution, marketing or use for the benefit of third parties other than Users of the Product; or Data.

         (b) If notified promptly in writing of any judicial action brought against CWC based on al allegation that CWC's use of the Data infringes any patent, copyright, trademark, mask work or any rights of a third party or constitutes misuse or misappropriation of a trade secret (infringement), GM will defend such action at its expense and will pay the costs and damages awarded in any such action or the cost of settling such action. GM shall have sole control of the defense of any such action and all negotiations for its settlement or compromise.

         (c) Cross Indemnification. While at the facilities of the other party, in the event any act or omission of a party or its employees, servants, agents, or representatives causes or results in (i) loss, damage to or destruction of property of the other party or third parties, and/or (ii) death or injury to persons including, but not limited to, employees or invitees of either party, then such party shall indemnify, defend, and hold the other party harmless from and against any and all claims, actions, damages, demands, liabilities, costs, and expenses, including reasonable attorneys' fees and expenses, resulting therefrom. The indemnifying party shall pay or reimburse the other party promptly for all such loss, damage, destruction, death, or injury.

14.      DISPUTE AND TERMINATION.

         (a) NEGOTIATIONS OF DISPUTES. In the event of any dispute or disagreement between GM and CWC to the Agreement with respect to the interpretation of any provision of the Agreement or the performance of CWC or GM under the Agreement, upon the written request of either party, the applicable GM and CWC Project Managers, or a designated representative of either of them, will meet for the purpose of resolving such dispute or negotiating an adjustment or modification to such provision of the Agreement. The GM and CWC Project Managers or designated representatives shall meet as often as the parties reasonably deem necessary in order to furnish to the other all information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with its resolution. The GM and CWC Project Managers or designated representatives will discuss the problem and negotiate in good faith without the necessity of any formal proceeding relating thereto. During the course of such negotiation, all reasonable requests made by one party to the other for information will be honored in order that each of the parties may be fully advised in the premises. The specific format for such discussion will be left to the discretion of the GM and CWC Project Managers or designated representatives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party.

         (b) RESOLUTION OF DISPUTES. Any dispute relating to the Agreement which cannot be resolved by the respective GM and CWC Project Managers or their designated representatives within thirty
                  (30) days of a written notice of such a dispute from one party to the other party will be referred to the GM Director of Dealer Communications and Systems and CWC President or their designees for resolution within an additional thirty (30) day period.

         (c) TERMINATION. After exhausting the dispute resolution procedures set forth above, either party shall have the right to terminate this Agreement as follows:

                  (i) In the event CWC materially defaults in the performance of a Project and fails to cure or ails to make substantial progress to cure such default within the sixty (60) day time period set forth in Section 14.(b) above for dispute resolutions, GM may, in its sole discretion, elect to:

                           (1) terminate the Project, return to CWC all Documentation and receive a pro-rata refund from CWC of all amounts paid to CWC with respect to the Project.

                           (2) extend the time for CWC performance at no additional charge to GM;

                           (3)      continue development itself or in
                                    conjunction with a third party. In the event
                                    GM elects to continue development itself or utilizing a third party, CWC shall provide to GM all Documentation or other CWC Proprietary Information reasonably required to complete such development to include appropriate updates to the Source Materials provided under Section 11(e). GM agrees that any third parties pursuing such development with GM shall agree in writing to comply with the Restrictions on Use, and Confidentiality obligations set forth in
                                    Section 16 of this Agreement to protect
                                    CWC's Proprietary Information. GM agrees and any such third parties shall agree in writing that they may use the information only for the Original Intended Purpose and as necessary in order to complete the Project but for no other development beyond the specific Project.

                                    Upon any such termination under this Section
                                    GM shall also be entitled to recover
                                    reprocurement costs from CWC in excess of amounts payable to CWC under this Agreement.

                  (ii) CWC shall have the right to terminate this Agreement if GM commits any material breach of this Agreement and fails to remedy or make substantial progress in remedy such breach within the sixty (60) day time period set forth in Section 14(b) above for dispute resolution.

15.      MAINTENANCE AND SUPPORT

         (a) Mandatory Support Services. Except as otherwise set forth in the Statement of Work, CWC shall provide the following support Services and Products:

                  (i) Improvements. Improvements in the Products (which shall mean any additions or modifications made by CWC to or in the Products at any time after the Acceptance Date) which will improve the efficiency and effectiveness of this basic program function(s) described in the Purchase Order and which do not change such function or create one (1) or more new functions, shall be furnished to GM at no charge.

                  (ii) Program Changes. If, at any time after the Acceptance Date, CWC shall develop any changes in the Products which change the basic program functions of the Products or add one (1) or more new functions, GM shall have the right to obtain such program changes at the lesser of (i) CWC's standard prices then in effect for installing such changes, or (ii) the difference between the then current price of the Products including such changes and the applicable fees and charges for the Products reflected herein.

         (b) Additional Support Services. AT GM's request, CWC shall provide additional support Services for the Products as set forth in a Statement of Work;

         (c) If for any reason GM decides to have maintenance and support services performed by a third party, CWC shall have the right of last refusal to match any third party proposal for maintenance and other services.

16.      RESTRICTION ON USE CONFIDENTIALITY

         (a) This Agreement, the Products, GM pricing data, competitive pricing data, and all other information exchanged by the parties under this Agreement, specifically identified in writing as confidential and proprietary or its equivalent and transmitted by either party to the other shall be maintained in confidence by the receiving party and the receiving party shall use the Products and such information only as authorized by this Agreement and for no other purpose. CWC and GM agree to take reasonable precautions to protect against unauthorized disclosure of the Products and such information to third parties other than Users.

         (b) Neither CWC nor GM shall be obligated to maintain any information received from the other party as confidential and refrain from use, if the information:

                  (i) becomes publicly known through no fault of the receiving party;

                  (ii) is learned by the receiving party from a third party entitled to disclose it;

                  (iii) is already known by the receiving party prior to obtaining the information from the disclosing party;

                  (iv) is independently developed by the receiving party without utilization of the information of the disclosing party;

                  (v) is or becomes available on an unrestricted basis to a third party from the disclosing party or from someone acting under its control; or

                  (vi) is required to be disclosed under an order created by a court or government agency, provided that prior written notification of the order and opportunity to oppose the order is provided to the owner of the information to be disclosed.

         (c) GM shall cooperate with CWC to help ensure that each User upholds the confidentiality and use requirements imposed upon them through the agreement set forth in Exhibit 11(c); GM agrees to notify CWC immediately after gaining knowledge of the possession, use, disclosure or reproduction of the Products by any party not authorized reproduction and to cooperate with CWC and its representatives in any investigation of and litigation against such user.

17. NOTICES. Except as otherwise specifically provided for herein, all notices required or permitted to be given by either party under or in connection with this Agreement shall be in writing and shall be deemed duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or by prepaid recognized overnight delivery service, or if confirmed by letter, by facsimile, or by cable, to the other party at the address set forth in
         Exhibit 17, or such other address as may be requested by either party by like notice.

18. MODIFICATIONS AND AMENDMENTS. No addition to, deletion from or modification of any of the provisions of these terms and conditions shall be binding upon the parties unless made in writing and signed by the Authorized Contracts Personnel of each party. Any such additions, deletions or modifications shall refer specifically to this Agreement and shall also state that it is an amendment hereof.

19. FORCE MAJEURE. Any delay or failure of either party to perform its obligations hereunder shall be excused if, and to the extent that it is caused by an event or occurrence beyond the reasonable control of the party and without its fault or negligence, such as, by way of example and not by way of limitation, acts of God, actions by any governmental authority (where valid or invalid), fires, floods, windstorms, explosions, shots, natural disasters, wars, sabotage, labor problems (including lockouts, strikes and slowdowns), inability to obtain power, material, labor, equipment or transportation, or court injunction or order; provided that written notice of such delay (including the anticipated duration of the delay) shall be given by the affected party to the other party within ten (10) days.

20. LIMITATION OF LIABILITY AND REMEDIES. Except for the indemnification set forth in Section 13 (with the exception of foreign patents which shall be subject to this limitation of liability:

         (a) LIMITATION OF LIABILITY. In no event shall either party be liable for any loss of profit or revenue by the other party or for any consequential, incidental, indirect or economic damages incurred or suffered by either party arising as a result of or related to this Agreement, whether arising in contract, tort (including without limitation, negligence or strict liability) or otherwise, even though either party has been advised of the possibility of such loss or damages.

         (b) LIMITATION OF REMEDY. The total liability of either party for all claims of any kind arising from, or related to, this Agreement, whether based on contract, tort including, but not limited to, strict liability and negligence, warranty or on other legal or equitable grounds, shall be limited to general money damages and shall not exceed an amount equal to $500,000.

21. INSURANCE. CWC shall remain insurance coverage in amounts not less than the following:

         (a) Worker's Compensation - Statutory Limits for the state or states in which this Agreement is to be performed (or evidence of authority to self-insure);

         (b)      Employer's Liability - $250,000;

         (c) Comprehensive General Liability (including Products/Completed Operations and Blanket Contractual Liability) - $1,000,000 per person, $1,000,000 per occurrence Personal Injury, and $1,000,000 per occurrence Property Damage, or $1,000,000 per occurrence Personal Injury and Property Damage combined single limit; and

         (d) Automobile Liability (including owned, non-owned and hired vehicles) - $1,000,000 per person, $1,000,000 per occurrence Personal Injury and $1,000,000 per occurrence Property Damage, or $1,000,000 per occurrence Personal Injury and Property Damage combined single limit. At GM's request, CWC shall furnish to GM certificates of insurance or other adequate proof of self-insurance setting forth the amount(s) of coverage, policy number(s) and date(s) of expiration for insurance maintained by CWC and, if further requested by GM, such certificates will provide that GM shall receive thirty
                  (30) days' prior written notification from the insurer of any termination or reduction in the amount or scope of coverages. GM shall allow CWC, upon proof of adequate self-insurance, to self-insure the above insurance requirements. CWC's purchase of appropriate insurance coverage or the furnishing of certificates of insurance shall not release CWC of its obligations or liabilities under this Agreement.

22. ADVERTISING. CWC shall not, without first obtaining the written consent of GM, in any manner advertise or publish the fact that CWC has contracted to furnish GM the goods or services herein ordered, or use any trademarks or trade names of GM in CWC's advertising or promotional materials.

23. GOVERNMENT COMPLIANCE. CWC and GM agree to comply with all federal, state and local laws. Executive Orders, rules, regulations and ordinances which may be applicable to CWC's performance of its obligations under this Agreement.

24. EQUAL OPPORTUNITY AND AFFIRMATIVE ACTION. This Agreement incorporates by reference:

         (a) all provisions of 41 C.F.R. 60-1.4, as amended, pertaining to the equal opportunity clause in government contracts;

         (b) all provisions of 41 C.F.R. 60-250, as amended, pertaining to affirmative action for disabled veterans of the Vietnam Era; and

         (c) all provisions of 41 C.F.R. 60-741, as amended, pertaining to affirmative action for handicapped workers. CWC certifies that it is in compliance with all applicable provisions of 41 C.F.R. 60-1, including but not limited to: (a) developing and presently having in full force and effect a written affirmative action compliance program for each of its establishments as required by 41 C.F.R. 60-1.40, as amended,
                  (b) filing EEO-1 Reports as required by 41 C.F.R. 60-1.7, as amended; and (c) neither maintaining segregated facilities nor permitting its employees to perform services at segregated facilities as prohibited by 41 C.F.R. 60-1.8, as amended. GM requests that CWC adopt and implement a policy to extend employment opportunities to qualified applicants and employees on an equal basis regardless of an individual's age, race, color, sex, religion or national origin.

25. NO IMPLIED WAIVER. The failure of either party at any time to require performance by the other party of any provision of this Agreement shall in no way affect the right to require such performance at any time thereafter, nor shall the waiver of either party of a breach of any provision of this Agreement constitute a waiver of any succeeding breach of the same or any other provisions.

26. NON-ASSIGNMENT. Neither party may assign or delegate its rights and obligations under this Agreement without the prior written consent of the other party; provided, however, that CWC may use non-employee contract programming personnel in the performance of design and programming efforts, so long as such personnel are bound in writing to provisions which are substantially similar to the Restriction on Use and Confidentiality provisions of this Agreement.

27. RELATIONSHIP OF PARTIES. CWC and GM are independent contracting parties and nothing in this Agreement shall make either party the agent or legal representative of the other for any purpose whatsoever, nor does it grant either party any authority to assume or to create any obligation on behalf of or in the name of the other.

28. GOVERNING LAW. This Agreement is to be construed according to the laws of the State of Michigan.

29. SEVERABILITY. If any term of this Agreement is invalid or unenforceable under any statute, regulation, ordinance, executive order or other rule of law, such term shall be deemed reformed or deleted, but only to the extent necessary to comply with such statute, regulation, ordinance, order or rule, and the remaining of this Agreement shall remain in full force and effect.

30. ENTIRE AGREEMENT. This Agreement, together with the attachments, exhibits, or supplements, specifically referenced herein, constitutes the entire agreement between CWC and GM with respect to the matter contained herein and supersedes all prior oral or written representations and agreements.

31. SURVIVAL. The provisions of Sections 1, 2, 7, 8, 10, 11, 12, 13, 14, 15, 16, 19, 20, 21, 22, 28, 29, 30 and 31 shall survive the termination or expiration of this Agreement for any reason.


         IN WITNESS WHEREOF, GM and CWC have caused this Agreement to be executed in multiple counterparts by their duly authorized representatives.



CLEAR WITH COMPUTERS, INC.              GENERAL MOTORS CORPORATION

By: /s/ Alan R. Bennett                 By:  /s/ Signature Illegible
   -----------------------------           -----------------------------

Title:  Chief Operating Officer         Title:  General Director
      --------------------------              --------------------------

Date:  6/21/94                          Date:  8/1/94
     ---------------------------             ---------------------------